Exhibit 3.1

CERTIFICATE OF DESIGNATION

of

SERIES C NON-CONVERTIBLE PREFERRED STOCK

of

COMSTOCK HOLDING COMPANIES, INC.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

Comstock Holding Companies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate of Incorporation”), the Board of Directors on February 28, 2017 adopted the following resolution creating a series of 3,000,000 shares of Preferred Stock designated as “Series C Non-Convertible Preferred Stock”:

FURTHER RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as set forth on Exhibit A.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this day of March 22, 2017.

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Chief Executive Officer

Terms of the Series C Non-Convertible Preferred Stock

Section 1.    Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series C Non-Convertible Preferred Stock” and the number of shares constituting such series shall be 3,000,000.

Section 2.    Dividends and Distributions.

(a)    From and after the date of the issuance of any shares of Series C Non-Convertible Preferred Stock, holders of Series C Non-Convertible Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors or any duly authorized committee of the Board of Directors, in its sole discretion, but only out of assets legally available therefor, non-cumulative cash dividends at the rate per annum of 8.75% of the Series C Original Issue Price (as defined below), and no more, payable quarterly in arrears on the last day of March, June, September and December in each year (each a “Dividend Payment Date”). The period from, and including, the date of issuance of the Series C Non-Convertible Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Any calculation of the amount of dividends shall be made based on a 365-day year, the actual number of days elapsed, to the extent permitted by law. Dividends shall be payable (if, when and as declared by the Board of Directors out of assets legally available therefor), on each Dividend Payment Date, in additional shares of Series C Non-Convertible Preferred Stock (“PIK Dividends”), or, in the sole discretion of the Board of Directors, in cash. The shares of Series C Non-Convertible Preferred Stock distributed as a PIK Dividend shall be deemed to be issued and outstanding from and after such Dividend Payment Date, and the number of shares issued as a PIK Dividend shall be equal to the amount of the PIK Dividend divided by the Series C Original Issue Price. The “Series C Original Issue Price” shall mean $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Non-Convertible Preferred Stock.

(b)    Dividends on shares of Series C Non-Convertible Preferred Stock shall be noncumulative. To the extent that any dividends payable on the shares of Series C Non-Convertible Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series C Non-Convertible Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series C Non-Convertible Preferred Stock, Junior Stock, Parity Stock or any other class or series of authorized stock of the Corporation.

(c)    So long as any shares of the Series C Non-Convertible Preferred Stock remain outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of Series A Junior Participating Preferred Stock, Series B Non-Convertible Preferred Stock, Class A Common Stock, Class B Common Stock or any other class or series of capital stock of the Corporation now existing or hereafter authorized over which the Series C Non-Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (“Junior Stock”) unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series C Non-Convertible Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). When dividends are not paid in full on the Series C Non-Convertible Preferred Stock and any other class or series of stock of the Corporation hereafter authorized that ranks equally with the Series C Non-Convertible Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (“Parity Stock”), all dividends declared upon the Series C Non-Convertible Preferred Stock and any Parity Stock will be declared pro rata so that the amount of dividends declared per share on the Series C Non-Convertible Preferred Stock and any such Parity Stock will in all cases bear to each other the same ratio that the accrued dividends per share on the Series C Non-Convertible Preferred Stock for the most recently completed Dividend Period bears to the accrued dividends per share on such Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend).

Section 3.    Voting Rights. Except as set forth herein or to the extent required by the Delaware General Corporation Law, the Series C Non-Convertible Preferred Stock shall not have any voting rights.

Section 4.    Liquidation, Dissolution or Winding Up.

(a)    In the event of any liquidation (voluntary or otherwise), dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Non-Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock and subject to the rights of any Parity Stock or any class or series of securities ranking senior to the Series C Non-Convertible Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in an amount per share equal to the Series C Original Issue Price, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation, dissolution or winding up of the Corporation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”).

(b)    If upon any such liquidation, dissolution or winding up of the Corporation, there are not sufficient assets available to permit the payment in full of the Series C Liquidation Amount and the liquidation preferences of any Parity Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. After payment of the full amount of the liquidating distribution to which any holder of Series C Non-Convertible Preferred Stock and any holder of any Parity Stock is entitled pursuant to Section 4(a), the holder of such share or shares shall not be entitled to any further participation in any distribution of assets of the Corporation.

(c)    After the payment of all preferential amounts required to be paid to the holders of Series C Non-Convertible Preferred Stock and any holder of any Parity Stock is entitled pursuant to Section 4(a), the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

Section 5.    Redemption Rights.

(a)    Upon the occurrence of a Change of Control, the Series C Non-Convertible Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at the Redemption Amount. The Corporation shall redeem the number of shares specified in the Redemption Election (as defined below) on the date fixed for redemption set forth in the Redemption Notice (as defined below). A “Change of Control” shall occur if the Corporation shall (i) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation); (ii) merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case, which results in either (x) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (y) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction; or (iii) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or “group” (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended). The “Redemption Amount” with respect to a share of Series C Non-Convertible Preferred Stock means the Series C Liquidation Amount.

(b)    If a Change of Control should occur, then, the Corporation shall give written notice to each holder of Series C Non-Convertible Preferred Stock at its address as it appears in the records of the Corporation, which notice shall describe such Change of Control and shall state the date of the Change of Control, and shall be mailed within 10 business days following the occurrence of the Change of Control (the “Redemption Notice”). Such notice shall also set forth: (i) each holder’s right to require the Corporation to redeem for cash shares of Series C Non-Convertible Preferred Stock held by such holder as a result of such Change of Control; (ii) the Redemption Amount; (iii) the optional redemption date (which date shall be no earlier than 30 days and no later than 90 days from the date of such Change of Control); and (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the Redemption Amount (which place shall be the principal place of business of the Corporation). In the event a holder of shares of Series C Non-Convertible Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series C Non-Convertible Preferred Stock, such holder shall deliver, within 20 days of the mailing to it of the Redemption Notice, a written notice stating such holder’s election and specifying the number of shares to be redeemed pursuant to Section 5(a) (the “Redemption Election”).

(c)    If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series C Non-Convertible Preferred Stock on the redemption date set forth in the Redemption Notice, then such holder of Series C Non-Convertible Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of fifteen percent (15%) and the highest interest rate permitted by applicable law from the redemption date set forth in the Redemption Notice until the date of payment of the Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series C Non-Convertible Preferred Stock subject to Redemption Elections delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series C Non-Convertible Preferred Stock from each holder pro rata, based on the total number of shares of Series C Non-Convertible Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Elections delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Non-Convertible Preferred Stock outstanding at the time of redemption included in all of the Redemption Elections delivered prior to the date upon which such redemption is to be effected. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Non-Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem but which it has not redeemed. Notwithstanding the above, the Corporation shall redeem all such shares it has become obliged to redeem pursuant to this Section 5 no later than 180 days from the date of such Change of Control.

(d)    Any shares of Series C Non-Convertible Preferred Stock redeemed pursuant to this Section 5 shall no longer be deemed to be outstanding and shall not have the status of shares of Series C Non-Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation with respect to the shares of Series C Non-Convertible Preferred Stock shall cease. The shares of Series C Non-Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided in this Certificate of Designation.

Section 6.    Conversion Rights. The shares of Series C Non-Convertible Preferred Stock shall not be convertible into any other security and do not otherwise have any conversion rights.

Section 7.    Certain Restrictions. So long as any shares of Series C Non-Convertible Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series C Non-Convertible Preferred Stock then outstanding, voting as a separate class, shall be necessary for effecting or validating:

(a)    any amendment, alteration or repeal of the Amended and Restated Certificate of Incorporation, including this Certificate of Designation, whether by merger, consolidation, or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Series C Non-Convertible Preferred Stock;

(b)    any amendment or alteration of the Amended and Restated Certificate of Incorporation, including this Certificate of Designation, to create, issue, authorize or increase the authorized amount of any class or series of capital stock of the Corporation ranking senior to the Series C Non-Convertible Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, distribution or winding up of the Corporation, or to issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such class or series of capital stock; or

(c)    any consummation of a binding share exchange or reclassification involving the Series C Non-Convertible Preferred Stock, the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation or a merger or consolidation of the Corporation with or into another entity, unless in each case the shares of Series C Non-Convertible Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Non Series C Non-Convertible Preferred Stock immediately prior to such consummation;

provided, however, that for all purposes of this Section 7, the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for Junior Stock, or Parity Stock shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series C Non-Convertible Preferred Stock.

Section 8.    Repurchase of Shares. Subject to the limitations imposed herein, the Corporation may purchase and sell Series C Non-Convertible Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, or any other duly authorized committee thereof, may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 9.    Reacquired Shares. Any shares of Series C Non-Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 10.    Other Rights. The shares of Series C Non-Convertible Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than as specifically set forth herein or in the Amended and Restated Certificate of Incorporation.

Section 11.    Waiver. Except as otherwise provided herein, any of the rights of the holders of Series C Non-Convertible Preferred Stock set forth herein may be waived on behalf of all holders of shares of Series C Non-Convertible Preferred Stock by the affirmative vote of the holders of a majority of the shares of Series C Non-Convertible Preferred Stock then outstanding.

Section 12.    Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series C Non-Convertible Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic transmission in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Section 13.    Fractional Shares. Series C Non-Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Non-Convertible Preferred Stock.

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